SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant   {X}

Filed by a Party other than the Registrant   { }

Check the appropriate box:
{x}      Preliminary Proxy Statement         { }  Confidential, for Use of the
{ }      Definitive Proxy Statement               Commission Only, (as Permitted
{ }      Definitive Additional Materials          by Rule 14A-6(e)(2))
{ }      Soliciting Material Pursuant to
          ss.240.14a-11(C) or ss.240.14a-12

                      Miller Diversified Corporation, Inc.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)

     ---------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

{ }  No fee required

{x}  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: common stock

     (2)  Aggregate number of securities to which transaction applies: 7,000,000

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $.10 (based upon average price of common stock on July 26, 1999).

     (4)  Proposed maximum aggregate value of transaction: $700,000

     (5)  Total fee paid: $140

{ }   Fee paid previously with preliminary materials.

{ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date filed:

Notes:

                         MILLER DIVERSIFIED CORPORATION
                           23360 Weld County Road #35
                             LaSalle, Colorado 80645
                     --------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  --------------------------------------------

     A Special Meeting of Shareholders of Miller Diversified Corporation (the "Company") will be held at __________________, Mountain Daylight Time, on ____________________, 1999 at __________________________, Greeley, Colorado, for
the following purposes:

     1. To consider and vote upon an amended Agreement and Plan of Exchange under which the Company would acquire, by way of exchange, all of the issued and outstanding common stock of Miller Feed Lots, Inc. for common stock of the Company.

     2. To transact such other business as may properly come before the Special Meeting and any adjournment thereof to the extent that the Company was not aware of the intended presentation of such business on or prior to the date of the Proxy Statement.

     The Board of Directors has fixed ____________, 1999 as the record for determining the shareholders of the Company entitled to notice of and to vote at the meeting and any adjournment of the meeting. The transfer books of the Company will not be closed, but only shareholders of the Company of record on such date will be entitled to notice of and to vote at the meeting or adjournment.

     Dissenting shareholders are entitled to appraisal rights with respect to proposal number 1. In order to preserve their dissenter's rights, dissenting shareholders must submit their written notice to exercise such rights prior to the Shareholder Meeting date and must not vote in favor of proposal number 1 or submit an executed but unmarked proxy. See "Dissenter's Rights" in the Proxy Statement that accompanies this Notice.

     Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please sign and date the accompanying proxy and return it promptly in the enclosed envelop. No additional postage is required if the envelope is mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the meeting and will assure that your shares are voted if you are unable to attend.

                                              By Order of the Board of Directors

                                              Stephen R. Story (Secretary)

___________________, 1999
LaSalle, Colorado

                         Miller Diversified Corporation
                            23360 Weld County Road 35
                             LaSalle, Colorado 80645
                  ---------------------------------------------

                This Proxy is Solicited by the Board of Directors
                        Of Miller Diversified Corporation
                  ---------------------------------------------

     The   undersigned   having  received  the  Notice  of  Special  Meeting  of
Stockholders and Proxy Statement dated ____________. 1999, hereby appoints Norman Dean or his designee with full power of substitution and revocation to represent the undersigned and to vote all the shares of the common stock of Miller Diversified Corporation (the "Company") which the undersigned is entitled to vote at the Special Meeting of the Shareholders of the Company to be held on __________________, 1999 and any postponement or adjournment thereof.

     1. PROPOSAL TO ADOPT AN AGREEMENT AND PLAN OF EXCHANGE TO ACQUIRE ALL OF THE OUTSTANDING COMMON STOCK OF MILLER FEED LOTS, INC.

          FOR__________        AGAINST_________            ABSTAIN_________

     2. IN HIS DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

          FOR__________        AGAINST_________             ABSTAIN_________


     This Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted for proposals 1 and 2.

     The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorneys and proxies may lawfully do by virtue hereof.

     IF  SO  DESIGNATED   UNDER  PROPOSAL  2  ABOVE,   THIS  PROXY  WILL  CONFER
DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement furnished therewith.


Dated_________. 1999
                                            ------------------------------------
                                            Signature(s) of Shareholder(s)


Signatures should agree with the names appearing hereon. Attorneys should submit powers of attorney.

                         MILLER DIVERSIFIED CORPORATION
                           23360 Weld County Road #35
                             LaSalle, Colorado 80645
                                 (970) 284-5556



               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
                                                  , 1999
                               ------------------

Proxy Solicitation

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Miller Diversified Corporation, a Nevada corporation (the "Company"), to be voted at a Special Meeting of Shareholders to be held at , Mountain Daylight Time, on , , 1999 at , and at any and all adjournments of the meeting. The enclosed materials are first being sent to Shareholders on or about August __, 1999.

     The cost of soliciting proxies will be borne by the Company and will consist of printing, postage and handling, including the expenses of brokerage house custodians, nominees and fiduciaries in forwarding documents to beneficial owners. Solicitation may also be made by the Company's officers, directors and regular employees personally or by telephone.

     The matters listed below will be considered and acted upon at the meeting:

     1. The adoption and approval of an amended Agreement and Plan of Exchange (the "Plan") under which the Company would, by way of exchange, acquire all of the issued and outstanding shares of common stock of Miller Feed Lots, Inc., a Colorado corporation, for 7,000,000 shares of common stock of the Company.

     2. Such other business as may properly come before the Special Meeting or any adjournments thereof.

Voting At The Meeting

     The total number of outstanding shares of the Company's $.0001 par value Common Stock entitled to vote at the meeting, based upon the shares of record as of , 1999 (the "Record Date"), is 6,364,640. As of the Record Date, the only outstanding voting securities of the Company were shares of Common Stock, each of which is entitled to one vote on each matter to come before the meeting.

     The presence, in person or by properly executed proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. The affirmative vote by the holders of a majority of the shares issued and outstanding is required to approve and adopt the Agreement and Plan of Exchange (Item 1).

     Shares of Common Stock represented by a properly signed, dated and returned proxy will be treated as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. The aggregate number of votes cast by all stockholders present in person or by proxy at the Meeting will be used to determine whether a motion will carry. Accordingly, an abstention from voting on the proposal to approve and adopt the Agreement and Plan of Exchange (Item 1) by a stockholder present in person or by proxy at the Meeting has the same effect as a vote against such item. In addition, although broker "non-votes" will be counted for purposes of attaining a quorum, they will not be treated as shares having voted at the Meeting and, accordingly, will have the same effect as a vote against Item 1.

     Proxies may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised, upon written notice to such effect received by the Secretary of the Company prior to the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy, although proxies may be revoked at the Meeting by written notice delivered to the Secretary, in which case the shares represented thereby may be voted in person. Proxies may also be revoked by the submission of subsequently dated proxies. Shares represented by a valid unrevoked proxy will be voted at the Meeting or any adjournment thereof as specified therein by the person giving the proxy. If no specification is made the shares represented by such proxy will be voted: (i) FOR approval and adoption of the Agreement and Plan of Exchange.

     Management may, in its discretion, seek an adjournment of the special Meeting to a specific time and place if sufficient votes are not cast for the approval and adoption of the Agreement and Plan of Exchange. Management may also recommend that the meeting be adjourned if a quorum is not present, although Management has not determined whether to do so. If Management moves for an adjournment to solicit additional votes, the proxy holder will vote all proxies it receives which have directed a vote FOR adoption and approval of the Agreement and Plan of Exchange in favor of the adjournment for the purpose of soliciting additional votes; the proxy holder will vote all proxies which voted AGAINST the proposal to approve and adopt the Agreement and Plan of Exchange against any such adjournment; all proxies which direct an abstention with respect to the vote on the Agreement and Plan of Exchange will abstain from voting on any adjournment proposed for the purpose of soliciting additional votes.

     Dissenting stockholders are entitled to appraisal rights in respect of the Agreement and Plan of Exchange. In order to preserve their dissenter's rights, dissenting shareholders must submit their written notice to exercise such rights prior to the Shareholder Meeting date and must not vote in favor of the Plan or submit an executed but unmarked proxy. See "Dissenter's Rights."

Conflicts of Interest
     James E. Miller is the President and Chief Executive Officer of the Company. Norman M. Dean is the Chairman of the Board of Directors of the Company. These two individuals also own all of the issued and outstanding common shares of Miller Feed Lots, Inc. ("MFL"). The Company proposes to acquire MFL pursuant to the Agreement and Plan of Exchange. Mr. Miller and Mr. Dean are the beneficial owners of 2,104,492 shares of the Company's Common Stock (33.07% of the Common Stock). The 7,000,000 shares of Common Stock issuable pursuant to the Plan to Mr. Miller and Mr. Dean will represent 52.38% of the Common Stock and, together with the shares of Common Stock currently beneficially owned by Mr. Miller and Mr. Dean, will represent approximately 68.1% of the outstanding Common Stock of the Company. Given the fact that shareholders of the Company are not entitled to cumulative voting rights with respect to the election of directors, such ownership would vest in Mr. Miller and Mr. Dean the voting power to elect all of the directors of the Company (See "The Plan of Exchange - Background of and Reasons for the Plan" below). On June 19, 1998, the business day prior to the date on which the original Plan was approved by the Board of Directors of the Company, the closing bid price of the Common Stock was $.11. On January 28, 1999, the date prior to the date on which the amended Plan was approved by the Board of Directors, the closing bid price of the Common Stock was $.09.

     As the Chairman of the Board and Chief Executive Officer of the Company, as well as principal shareholders of the Company, Mr. Dean and Mr. Miller had a conflict of interest in connection with the negotiations between the Company and MFL concerning the Plan. Accordingly, although Mr. Miller and Mr. Dean participated in meetings of the Board of Directors of the Company held to discuss and consider the Plan, at such Board meetings they abstained from voting on the proposal to approve and adopt the Plan. See "Background and Reasons for the Exchange".

     The 2,104,492 shares of Common Stock directly owned by Mr. Miller and Mr. Dean will be counted as present at the Meeting for purposes of determining a quorum. Mr. Dean and Mr. Miller intend to vote the shares owned directly by them at the meeting in favor of the proposal to approve and adopt the amended Agreement and Plan of Exchange (Item 1).

Dilution of Common Stock
------------------------

     As described in "Conflicts of Interest" above, Mr. James E. Miller and Mr. Norman M. Dean, either directly or indirectly, own 33.07% of the Common Stock of the Company. The 7,000,000 shares of Common Stock issuable upon consummation of the Plan of Exchange will represent, when issued, 52.38% of the Common Stock of the Company issued and outstanding. Together with the shares of Common Stock already beneficially owned by Mr. Miller and Mr. Dean, such individuals, after completion of the Plan of Exchange, would own approximately 9,104,492 shares of Common Stock, or 68.12% of the Common Stock.

     The following table sets forth as of the Record Date information regarding the beneficial ownership of the Common Stock and the potential dilution to existing shareholders in connection with the Plan of Exchange.

                                                                 Shares        Percentage
                               Shares        Percentage       Beneficially     Total After
                            Beneficially        of            Owned After        Plan of
                               Owned           Total         Plan of Exchange    Exchange
                            -------------    ----------      ----------------  -----------
James E. Miller                994,706(1)      15.63%           4,494,706          33.63%
Norman M. Dean               1,109,786(2)      17.44%           4,609,786          34.49%
All other
 shareholders                4,350,148         68.35%           4,260,148          31.88%

(1) Includes 45,906 shares owned by Mr. Miller's wife.

(2) Includes 45,905 shares owned by Mr. Dean's wife.





                              THE PLAN OF EXCHANGE
                                    (Item 1)

General
-------

     To the extent that the following discussion describes the amended Exchange Agreement and Plan of Exchange, it is qualified by the more detailed information appearing in this Proxy Statement under the caption "The Exchange Agreement and Plan of Exchange" and in the Exchange Agreement (and the amendment thereto) and Plan of Exchange attached as Annex I and Annex II to this Proxy Statement, respectively, and which constitutes part hereof.

     At the meeting, the only item stockholders will be asked to consider and vote upon is a proposal to approve and adopt the amended Exchange Agreement and Plan of Exchange (the "Plan"), dated January 29, 1999.

     The Plan provides, among other things, that on or before August 31, 1999, subject to shareholder approval, the Company will issue 7,000,000 shares of its Common Stock to the two shareholders of MFL in exchange for all of the issued and outstanding common stock of MFL. Thereafter, MFL would be operated as a wholly owned subsidiary of the Company. The two shareholders of MFL are James E. Miller and Norman M. Dean, who are the President and Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company, respectively. See "Conflicts of Interest." Upon completion of the Plan, Mr. Miller and Mr. Dean together would own 9,104,492 or approximately 68.12% of the Common Stock outstanding. The exchange rate of 6,889.76 shares of Common Stock for each share of common stock of MFL was a negotiated exchange rate between the Company and MFL. The closing bid price of the Common Stock, as quoted on the OTC Bulletinboard on January 29, 1999 was $.09. The closing bid price on August__, 1999, three business days prior to the first mailing of this Proxy Statement, was $ .

Miller Feed Lots, Inc.
----------------------

Feedlot Operations
------------------

     Miller Feed Lots, Inc. ("MFL"), a Colorado corporation, 23360 Weld County Road 35, LaSalle, Colorado 80645, telephone number (970) 284-5556, was incorporated in April 1966. MFL owns a 20,000 head feedlot in LaSalle, Weld County, Colorado that is currently being leased to the Company under a long term lease. The feedlot facility includes approximately 165 acres. The following assets are also included as part of the feedlot operations owned by MFL:

     *    Fences, feed tanks and waterers that comprise the "pens"
     *    Small office building with truck scale
     * Mill facility for mixing ingredients into rations, which includes the mill building, hopper (clam) and scale, storage tanks, overhead bins, grain rollers, conveyor boxes, 3 8,000 bushel grain storage tanks, 2 1,000 bushel supplement storage tanks and 2 liquid supplement storage tanks and associated delivery systems.
     *    Loading/unloading chute with holding pens and ground scale
     *    Employee break room/storage building
     *    Cattle processing area with squeeze chute and crowding pens
     *    3 bay shop building for maintenance of MFL equipment
     * Hospital area with enclosed working area with crowding alley and squeeze chute for treating and segregating sick cattle
     * Storage shed for MFL's trucks and loaders Separate storage shed for MFL's semi-tractors
     *    Wash building and associated equipment for maintaining MFL equipment
     *    Dirt roads and alleys for the movement of equipment and livestock
     * 3 water wells which are used primarily for irrigation and dust control. Water for consumption by livestock is purchased from a local water company due to high nitrate levels in the water from the MFL water.

     MFL also owns numerous pieces of equipment that are necessary for the feedlot operations. MFL owns 4 semi-tractors and 10 trailers which are used for transporting grain, feed supplements and livestock. MFL provides trucking services for the Company, the feedlot customers of the Company and other outside parties. MFL derives 25-30% of its gross revenues from its trucking operations. MFL also owns a house and adjacent horse corrals and outbuildings that are located approximately 3 miles from the main feedlot facility. An employee of the Company lives in the house and the Company pays a month rental of $750 to MFL.

Subsidiary Operations
---------------------

D and M Feeders, Inc., a Colorado corporation, is a wholly owned subsidiary of MFL. It has been used in the past by MFL as its cattle feeding enterprise and for speculative commodity trading. It currently is not engaged in any activities, nor are there any plans for it to become active in cattle feeding, commodity trading or any other activity.

LaSalle Commodity and Cattle Services Co., ("LaSalle") a Colorado corporation, is a wholly owned subsidiary of MFL. It is actively engaged in commodity trading services for commercial clients under the rules of the National Futures Association and the Commodity Futures Traders Association. Its business is regulated by the Commodity Futures Trading Commission and, to the extent it executes commodity trades, may come under the jurisdiction of the Chicago Board of Trade on grain transactions and the Chicago Mercantile Exchange on livestock transactions. LaSalle provides hedging assistance and expertise for feedlot customers of the Company as well as outside agriculture based clients. LaSalle's offices are located in LaSalle, Colorado. LaSalle is an introducing broker for RB&H Financial Services, a non-related Futures Clearing Merchant brokerage house and clearing member of the Chicago Mercantile Exchange. LaSalle is not currently providing any services to unrelated parties in connection with the purchase and sale of cattle, although such services have been provided in the past. The change in policy was the result of an employee who provided such services leaving the employment of LaSalle. LaSalle is not seeking a replacement for the departed employee nor does it contemplate any change in its activities in the near future. As a matter of policy, LaSalle does not make speculative trades for its own account.

Miller Trading Co., a Colorado corporation, is actively engaged in providing retail commodity trading services. It is regulated by the same entities that regulate LaSalle and it is also an introducing broker for RB &H Financial Services, a non-related party. It provides assistance and expertise in speculative commodity trading to a variety of retail customers nationwide and in Canada. Miller Trading Co. continues to seek additional brokers to expand its operations. It is also utilizing its internet web page to provide faster services to its clients, including information about the markets, although direct trading over the internet is not currently offered. Its offices are also located in LaSalle, Colorado. As a matter of policy, Miller Trading Co. does not make speculative trades for its own account.


Background Of And Reasons For The Plan.
---------------------------------------

     For several years, the management of the Company has sought, thus far unsuccessfully, to expand the business of the Company, to increase its profitability and to enhance shareholder value. However, management has increasingly become aware that its efforts to expand the business of the Company have been hampered by a lack of assets and volume. To address these problems, management seeks to acquire MFL and believes that such acquisition could enhance the Company's ability to expand and also make future acquisitions more attractive. In addition, the Company has had a long standing and intertwined relationship with MFL, which owns many of the hard assets that the Company uses in its operations. Both enterprises have common management in James E. Miller, Norman M. Dean and Stephen R. Story. Management now believes that future growth and the ability to attract a wide variety of potential business combinations and opportunities would be enhanced if all of the business activities and assets of the two entities were folded under the Company's publicly owned umbrella.

     In the summer of 1998, the Company undertook to examine in more detail the possible acquisition of MFL. An initial issue was the need to conserve cash for ongoing operations. Accordingly, the Company determined that in lieu of a cash buyout, it would issue its common stock to acquire MFL. Based upon a then recently completed appraisal by Mr. Gary Wieck (see "Appraisal/Lack of Fairness Opinion" below) the Company determined that the net fair market value of MFL was approximately $1,550,000. In July of 1998, the Board of Directors, with Messrs. Dean and Miller abstaining, approved an Agreement and Plan of Exchange with MFL which provided for the issuance of 15,000,000 shares of common stock for all of the issued and outstanding common stock of MFL. The number of shares to be issued was arrived at by taking the then current market price of the Company's common stock (approximately $.10) and dividing it into the appraised net value of $1,550,000. The Company's third and sole outside director agreed with this exchange ratio but reserved the right to re-examine the question of the number of shares to be issued once MFL and Miller Diversified had completed their respective audits for the year ended August 31, 1998. These audits were completed in November of 1998. The outside director also wanted time to analyze and assess the effect of the proposed merger on the Company and its shareholders.

Renegotiation of Exchange Ratio.
--------------------------------

     In December of 1998, the outside director determined that the issuance of 15,000,000 shares of common stock to acquire MFL might not be in the best interests of the Company and its shareholders because of the dilutive effect of issuing so many shares, irrespective of the fact that, based upon the market price of the Company's common stock, the issuance of 15,000,000 shares appeared to be warranted. The Company's outside director then joined with the Company's legal counsel to form an ad hoc committee to renegotiate the exchange ratio with the goal of eliminating or at least reducing the dilution on a net equity per share basis to the existing shareholders. During these negotiations, the Company was represented solely by the outside director and the Company's legal counsel in an effort to offset, to the extent possible, the inherent conflict of interest of Messrs. Dean and Miller. This ad hoc negotiating committee agreed with the basic valuation of MFL as summarized in the Wieck appraisal (see "Appraisal/Lack of Fairness Opinion") but believed that the price of the common stock of the Company which was being used to acquire MFL might be undervalued as a measure of the true worth of the Company vis-a-vis MFL and that seeking to minimize the dilutive effect on the equity of the shareholders of the Company provided a better method of insuring that shareholder value would be preserved. The audits, which were completed in November 1998, were never intended to be the sole reason or even the most significant reason for the ad hoc committee's decision to support any particular number of shares to be issued, but were simply one factor among many. In fact, the companies' respective audit results did not provide any particular basis for reducing the exchange ratio. Rather, the ad hoc committee simply believed that 15,000,000 shares was too many shares to issue under the circumstances and Mr. Dean and Mr. Miller agreed to the new figure of 7,000,000 shares. At no point did Mr. Miller or Mr. Dean negotiate on behalf of the Company or attempt to influence the decision making process of the ad hoc committee. As a result of these negotiations, the Company and MFL entered into an amended Exchange Agreement and Plan which reduced the number of shares to be issued under the Plan from 15,000,000 to 7,000,000. See "Board Recommendation" below.

     Management has identified several specific advantages to combining the operations of the Company and MFL.

     * First and foremost, the Company is currently paying a minimum of $129,000 per year to MFL for use of the feedlot facilities owned by MFL. These payments are made under a long-term lease that does not expire until February 1, 2016.
     * In addition, the Company makes equipment lease payments of $96,000 per year to MFL.
     * Further savings would be obtained from eliminating payments involving commodity trading operations of $20,000 per year.
     * Approval of the Plan by the shareholders and the subsequent operation of MFL as a wholly owned subsidiary of the Company would eliminate this outflow of cash that could otherwise be utilized by the Company to expand its operations. However, this reduction in outgoing cash flow would be offset somewhat by the fact that the Company would become responsible for MFL's operating expenses.


     * The resulting additional income and reduced expenses would provide the Company with the means to better utilize its net tax operating loss carry forward.
     * Management also believes that the elimination of "dual control" of the feedlot facilities will eliminate a major stumbling block with creditors and eliminate confusion.
     * Financial reporting would be simplified since related party disclosure and analysis including the Company and MFL would be eliminated.
     * Another important factor, in management's opinion, would be the elimination of the possible appearance of any conflict of interest between the Company and MFL relating to the actions of directors common to the Board of Directors of both companies.

     * Finally, management believes that the acquisition of MFL would expand and diversify the Company's business and operations. See "Board Recommendation" below for a more detailed discussion of some of these points.

 Appraisal / Lack of Fairness Opinion.
 -------------------------------------

     The Board of Directors initially sought to obtain a "fairness opinion" from a reputable investment banking firm which would analyze the fairness of the proposed transaction with MFL to the shareholders of the Company. They determined that such an opinion would cost anywhere from $5,000 to $25,000 depending upon the detail and scope of the opinion and the relative prominence of the investment banking firm rendering the opinion. Because of the expense involved, the Board of Directors decided not to obtained an opinion from any investment banking or other similar firm as to the fairness of the proposed exchange to the shareholders of the Company. However, as part of the valuation and due diligence process, the Company obtained, for $2,235, an appraisal of MFL as a going concern from Gary Wieck, C.P.A. Mr. Wieck, who was engaged to provide his appraisal in May 1998, has been President of Countryman Associates, P.C. of Grand Island, Nebraska since 1981. Mr. Wieck specializes in the valuation and appraisal of feedlot operations. He has been a Certified Public Accountant since 1967 and a Certified Valuation Analyst since 1995. He is past president of the Nebraska Society of CPA's, past member of the Council of the American Institute of CPA's and past Chairman of the Board of Accounting Firms Associated. He provides services in business planning, tax preparation and planning, business valuation and litigation support. He received a BA degree from Hastings College in 1963 and an MBA degree from the University of Nebraska - Kearney in 1982. He has no affiliation or material relationship with the Company, MFL or Mr. Dean or Mr. Miller nor has he had such an affiliation or material relationship within the past two years. He was chosen because of his long standing expertise in feedlot operations and his professional reputation. In conducting the valuation, he considered various factors enumerated in IRS Revenue Ruling 59-60 for the valuation of a closely held business interest. These factors include:

     *    The nature of the business and its history from its inception;
     * The economic outlook in general and the condition outlook of the specific industry in particular;
     * The book value of the stock and the financial condition of the business;
     *    The earning capacity of the company;
     *    The dividend-paying capacity;
     *    Whether the enterprise has goodwill or other intangible value;
     *    Sales of the stock and the size of the block of stock to be valued;
     * The market value of stock corporations engaged in a manner or similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter.

     Mr. Wieck also reviewed, analyzed and interpreted a variety of external and internal factors that might influence the fair value of MFL. Internal factors included MFL's financial position, results of operations and the size and marketability of the interest being valued. External factors included, among other things, the status of the cattle feeding industry and the position of MFL relative to the industry.

     In analyzing the value of MFL, Mr. Wieck started with an initial book value of a negative $33,773, based upon the financial statements of MFL as of March 31,1998. This initial determination was based primarily upon the fact that MFL had written down its feed lot assets on its balance sheet several years earlier. He then made adjustments in the book value which included the following:

     * The feedlot property was adjusted upward to $1,300,000. He had been furnished information by the Company of a prior estimate of value that the feedlot facility had a market value of $2,000,000, but discounted that value down to $1,300,000, primarily because Miller Diversified had a purchase option to acquire the facility at that price. The prior estimate of value that Mr. Wieck took into consideration had been furnished to Miller Diversified by Luke Lind of Eaton Colorado in December 1997.
     * MFL owned a condominium located in Keystone, Colorado that had an estimated value of approximately $120,000. This estimated value was based upon comparable sales of similar condominium units located in the same condominium complex.
     * Personal property owned by MFL, including trucks, equipment and machinery, had an appraised value of approximately $816,000. Mr. William Miller (no relation to James Miller, the Company's President) of Wagner Equipment Co. of Denver Colorado provided the appraisal of the heavy equipment (Cat loaders, etc.) in December 1997 from its data base on actual sales of Cat equipment and machinery. The estimated value for MFL's water wagon was provided, via telephone, from Klein Products of California, the manufacturer of the water wagon. Estimated values for the transport equipment were provided by Steve Lundvall of Northern Colorado Truck & Equipment Sales, a local dealer of used over the road equipment. The estimated values for the pickups, SUV's and heavy trucks were provided by Chuck Fagerberg of Mountain States Ford in Denver, Colorado, the dealer from whom MFL had purchased the feed trucks.
     * Rental property owned by MFL (the "Russell property") had an estimated value of approximately $130,000.
     * The book value of all of the assets discussed above had a book value of approximately $500,000. Mr. Wieck adjusted their value upward by $1,866,400 to $2,366,700 to reflect more accurately their market value.
     * MFL had a receivable from officers in the amount of $150,000. Because there had been no recent payment of that liability plus the fact that MFL resources, such as a bonus, would probably be used to repay such indebtedness, Mr. Wieck reduced the value of the asset of the book of MFL to $50,000, which approximated the tax benefit to MFL if the indebtedness was repaid through the use of bonuses.

     After eliminating goodwill in the amount of $17,333 and taking into consideration the deficit owners equity, Mr. Wieck concluded that the adjusted value of MFL was $1,715,286. He then discounted by 40% the previously arrived at adjusted value of all assets except the feed lot facility itself (which was already valued at the purchase option price of $1,300,000 rather than the appraised value of $2,000,000). The 40% adjustment was based in part on the potential reduction in marketability of the assets because of a reduction in their tax basis. This, in turn, would mean that a prospective purchaser could only realize these values by a subsequent sale of the assets, which would result in a higher tax liability to him. After all of this adjustments and reductions, Mr. Wieck arrived at a total valuation of MFL of $1,549,172.

     Shareholders are cautioned that while Mr. Wieck is an experienced and certified appraiser who is familiar with cattle feeding operations in general and the operations of MFL in particular, other or more knowledgeable or sophisticated appraisers might arrive at a different and perhaps lower estimate of the fair value of MFL. The Company has subsequently determined that 7,000,000 shares of Common Stock is an appropriate number of shares to issue to acquire MFL. This determination was based upon several factors, including the appraisal of Mr. Wieck. While there was little disagreement between the ad hoc negotiating committee and the owners of MFL as to the value of MFL as reflected in the Wieck appraisal, negotiations centered upon the value that should be placed upon the Company's common stock which was being used to acquire MFL. The resulting figure of 7,000,000 was based upon the fact that the ad hoc negotiating committee was unwilling to offer more than 7,000,000 shares for the acquisition of MFL and the owners of MFL were unwilling to accept less than 7,000,000 shares. The complete appraisal of Mr. Wieck, as well as the estimates of value provided by those people described above, are available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested shareholder or his representative who has been so designated in writing. A copy of such appraisal or other estimates of value will also be transmitted by the Company to any interested shareholder or his representative who has been so designated in writing upon written request and at the expense of the requesting shareholder.

Board Recommendation
--------------------

     The Board recommends that the stockholders vote for approval and adoption of the Plan because the Board believes the proposed acquisition of MFL is in the best interests of the Company and its public shareholders. The Board (certain members of which [Mr. James E. Miller and Mr. Norman M. Dean] are subject to certain conflicts of interest with respect to the proposal to acquire MFL [see "Conflicts of Interest"]) considered the following material factors in making its recommendation, all of which were deemed relevant to such recommendations as they bear on the ability of the Company's stockholders to determine the effect of approval of the Plan on their investment:

          (i) Relative stockholder equity. When weighing the number of shares of the common stock of the Company to be issued to MFL pursuant to the Plan, the Board of Directors was particularly cognizant of the possible dilution that might be suffered by the existing shareholders of the Company, not only in terms of their reduced percentage of ownership of the Company but also their reduced net equity per share. At May 31, 1999, MFL had a negative shareholders equity of $108,559 as reflected on the balance sheet of MFL. The Board was aware, however, that the balance sheet of MFL on that date may not have realistically reflected the actual market value of the MFL feedlot and other assets. Using the financial statements and the Wieck appraisal as a starting point, the Board considered the following information:

     Based upon appraisals obtained in 1998, the Board believed the assets were understated as to value as follows.

                             Depreciated Book      Appraisal     Understatement
                             ----------------      ---------     --------------
   Feedlot facilities            $59,620           $1,300,000      $1,240,380
   Feedlot equipment             138,389              559,700         421,311
   Employee house                 89,615              130,000          40,385
   Transport equipment            58,918              257,000         198,082
   Keystone property              90,867              120,000          29,133
   Goodwill                       17,333                    0               0
   TOTAL                        $454,742           $2,366,700      $1,929,291

When the above calculated understatement of MFL's assets was added to the deficit equity as of May 31, 1999 of $108,559 and adjusted downward by $166,114 pursuant to the Wieck appraisal, MFL's value modified stockholders equity was $1,654,618. Using the 15,000,000 shares initially proposed by the Board in the summer of 1998, the equivalent price per share would have equaled $.11 per share, which was still above the then current market price of the Company's common stock of $.07 bid. However, as discussed above, the ad hoc negotiating committee ultimately decided that the issuance of 15,000,000 shares was overly dilutive to the current shareholders. The renegotiated exchange of 7,000,000 shares equated to a value modified price per share of $.236 per share, approximately 130% above the market price range of the common stock that prevailed during 1998. This exchange rate still has a small dilutive effect on shareholders' net modified equity per share, bringing the $.298 book value per share down to $.267 per share (assuming adjusted full value is ascribed to the MFL assets). Without ascribing any added value to the book value of the MFL assets, the new book value per share to the current shareholders would be $.132. For purposes of this discussion, it should be noted that "value modified" figures are not values accepted by, nor presented in accordance with Generally Accepted Accounting Principles, but are instead presented to give the reader a better understanding of the effect that the actual written down "under valued"

MFL's assets had on the proposed acquisition of MFL and reflects the information the ad hoc negotiating committee considered in making its determination as to the number of shares the Company should issue to acquire MFL.

          (ii) Elimination of long-term lease payments. The Company is currently paying to MFL lease payments in the minimum annual amount of $129,000 for use of the feedlot. This lease obligation does not expire until February 1, 2016. In addition, the Company makes equipment lease and rental payments to MFL of $96,000 per year, as well as certain other payments to MFL which, when combined with the above described feedlot lease and equipment lease payments, total approximately $245,000 per year. Although the Company would become responsible for the payment of MFL's operating expenses, the acquisition of MFL would reduce this outflow of funds by approximately $129,000 per year and allow the Company to use the resulting savings of cash for more productive and growth oriented purposes. For example, the Company would like to increase its ownership of cattle fed to slaughter. The operational savings of a combined Miller Diversified/MFL entity would be expected to provide the Company with enough cash to purchase and feed up to an additional 2,000 head of cattle.

          (iii) Elimination of related party transactions and conflicts of interest. The Company as tenant and MFL as landlord are both managed by the same management team. This relationship necessarily involves conflicts of interest, particularly for James E. Miller as President and Chief Executive Officer of the Company and Norman M. Dean as Chairman of the Board of Directors. See "Conflicts of Interest." The acquisition of MFL by the Company would significantly reduce actual or potential conflicts of interest and allow Mr. Miller and Mr. Dean to devote all of their efforts on behalf of the Company, rather then splitting their efforts between the Company & MFL.

          (iv) Expand the size and scope of the Company's business. The Company, by acquiring MFL and its subsidiaries, would significantly expand its asset base and diversify its business. Management believes the resulting increase in size of the Company would make it easier to grow the Company and put the Company in the position to entertain more attractive business opportunities. In addition, in prior years the Company had the opportunity to invest in or acquire small business as diverse as a retail rental company and a specialty flour mill, but was unable to do so because of a lack of cash. Management expects to be able to act on future opportunities that may appear from time to time if the Company is able to retain additional cash assets.

          (v) Other considerations. The Board also considered the following factors: (a) the current business, property and prospects of the Company and its subsidiaries, the financial and operational condition of the Company and its subsidiaries and the long term strategy of the Company; (b) exchange rate of the Company's Common Stock in light of the market price of the Common Stock, taking into consideration with respect thereto the restrictions on public sale placed upon Common Shares to be issued to Mr. Miller and Mr. Dean upon consummation of the Plan (which restrictions prohibit a sale of such shares for a period of one year after their acquisition and a limitation on the number of shares which may be sold in any three month period equal to the greater of one percent of the total number of shares issued and outstanding or an amount equal to the average weekly trading volume for the four weeks immediately preceding the sale. The one year limitation applies only to the shares acquired pursuant to the Plan and the volume limitation applies to all shares owned by Messrs. Dean and Miller, regardless of the manner acquired); (c) the terms of the Exchange Agreement and Plan of Exchange; (d) the effects of the Plan on the Company and its shareholders as described above; and (e) the disparity in revenues between the Company and MFL. The ad hoc negotiating committee did not believe that the relative disparity in revenues between the two companies was a significant factor because it believed that revenues, in and of themselves, are a less significant factor than the amount of earnings that are derived from such revenues. For example, for the nine month period ended May 31, 1999 MFL had net earning of $88,330 on revenues of $805,690 while the Company had net earnings of $132,581 on revenues of $7,865,300. For the nine month period ended May 31, 1998, MFL had net loss of $8,935 on revenues of $788,354 while the Company had net income of $23,926 on revenues of $8,719,533.

          To support its recommendation that the stockholders vote FOR approval and adoption of the Exchange Agreement and Plan, the Board relied upon the factors described above, as well as an analysis of the relative financial positions of the two companies both before and following the acquisition.


                             MILLER FEED LOTS, INC.
                             ----------------------

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

Results of Operations
---------------------

     Miller Feed Lots, Inc. (MFL) has four distinct and independent sources of revenue:

     1. Freight services which are provided to Miller Diversified Corporation ("MDC") (a related party) and various non-related third parties. MFL's semi-trucks haul feeder cattle from ranches and sale barns throughout the states of Colorado, Wyoming, Montana, and Idaho and other western states into primarily MDC's feedlot facility in LaSalle, Colorado. MFL also hauls fed cattle from various feedlots, including MDC's, to beef packing plants in Colorado. MFL also has the necessary trailers to haul feed corn and wheat and dry protein supplements as well as liquid feed supplements to MDC's feedlot. With the flexibility that MFL has in the types of services provided and delivery schedules, its trucks are productive year around. A summary of the freight services is as follows:

Freight Services Operation
--------------------------                                          Increase
Nine Months Ended May 31                1999          1998         (Decrease)
--------------------------------------------------------------------------------
    Freight Services Income           $259,892      $247,255        $ 12,637
    Cost of Freight  Services         $186,411      $176,442        $  9,969
    ------------------------------------------------------------------------
    Gross Margin                      $ 73,481      $ 70,813        $  2,668
    Gross Margin Percentage              28.3%         28.6%           (.3%)

     During the quarter ended May 31, 1999, MFL added a fourth truck to its fleet. The addition of the fourth truck is the primary reason for the increase in revenues and associated cost of sales.

     2. Rent and lease income is derived from leasing of the feedlot facilities that MFL owns in LaSalle, Colorado, leasing of equipment and vehicles for the use and operation of the feedlot facilities, the rental of equipment and vehicles for the use and operation of the feedlot facilities and the rental of a residence owned by MFL. All leases and rentals are with/to MDC (a related party). A summary of the rental and lease operations is as follows:


 Rental and Lease Operation                                          Increase
 --------------------------                                          --------
 Nine Months Ended May 31,           1999             1998          (Decrease)
--------------------------------------------------------------------------------
 Rent and lease Income             $197,352         $188,309         $  9,043
 Cost of rent and lease income     $ 44,888         $ 62,012         $(17,124)
 ----------------------------------------------------------------------------
 Gross Margin                      $152,464         $126,297         $ 26,167
 Gross Margin Percentage              77.3%            67.1%            10.2%

     The single variable factor that affects rent and lease income is equipment rental. MFL rents equipment on a month to month basis to MDC as needed for the operation of the feedlot facilities. This has only had minor variances on a month to month basis. The lease income on the feedlot facilities is based on the head count of the cattle on feed in the feedlot, with a minimum of $10,750 per month. The feedlot inventory has exceeded the minimum only occasionally, but not to the extent as to have a major impact on net earnings. The single factor that affects the cost of rent and lease operations is depreciation. MFL uses accelerated depreciation methods, which are the same methods used for income tax determination to simplify its accounting procedures.

     3. Commodity sales commissions are earned by MFL's two wholly owned subsidiaries, LaSalle Commodity and Cattle Services ("LCCS") and Miller Trading Co. ("MTC"), from transactions dealing with the placements of commodity futures contracts on, among others, the Chicago Board of Trade. LCCS is categorized as a commercial brokerage company because its clients are small in number, relatively regional in origin, and deal in predominately one category of commodities, which is agriculture and with which the brokers have a relatively high degree of expertise. MTC, in contrast, is classed as a retail commodity broker as a result of a very large number of clients who are dispersed throughout the United States and Canada and trade in a wide variety of commodities, with which the brokers may have only limited knowledge. As a matter of policy, neither of the subsidiaries makes speculative trades in the name of or for the accounts of LCCS or MTC.

 Commodity Sales Operations                                         Increase
 --------------------------                                         --------
 Nine Months Ended May 31,          1999            1998           (Decrease)
--------------------------------------------------------------------------------
 Commodity sales commission      $ 328,283        $ 351,943         $ (23,660)
 Cost of commodity sales         $ 166,801        $ 158,537         $   8,264
 ----------------------------------------------------------------------------
 Gross Margin                    $ 161,482        $ 193,406         $ (31,924)
 Gross Margin Percentage             49.2%            55.0%             (5.8%)

     Commissions per trade vary by client and type of contract. The only factor that affects the cost of commodity trade commissions is the commission paid to the brokers, which is based on a varying percentage of the commodity commission income. The more senior brokers receive a higher percentage of the commission, so the higher their percentage is of the total, the lower the gross margin and gross margin percentage. Each subsidiary company has a stable base of senior brokers.

     4. From time to time MFL made speculative trades in the commodities markets. These trades were in live cattle, feeder cattle and corn futures contracts. Management limited the trades to those commodities, because it believed it had expertise in those markets. A summary of the gains and losses from speculative trading through May 31, 1999 is as follows:

 Speculative Trading Operations
 Nine Months Ended May 31,                   1999        1998        Increase
--------------------------------------------------------------------------------
 Speculative trading gains (losses)         $3,444    $ (44,080)      $47,524

     After February 28, 1999, Management reexamined its policies and procedures with respect to speculative trading and decided to eliminate all speculative trading. By May 31, 1999, MFL had closed out all of its positions on all speculative contracts and no longer conducts any speculative trading for its own account.

     A summary of the major components of selling, general, and administrative expenses is as follows:

Selling, general and administrative expenses
--------------------------------------------                         Increase
Nine Months Ended May 31,               1999           1998         (Decrease)
-------------------------------------------------------------------------------
  Brokerage Business:
   Telephone                           $24,570        $32,799       $ (8,229)
   Advertising                         $16,940        $20,161       $  (3,221)
  Director fees and bonuses            $39,599        $55,203       $ (15,604)
  Legal and accounting                 $16,100        $ 9,600       $   6,500

     The commodity businesses (LCCS and MTC) are conducted exclusively by telephone, which explains the relatively high telephone expenses. MFL expects to see some further declines in this expense now that customers can access LCCS and MTC's web sites to obtain market information, which was previously only available by calling the LCCS and MTC "800" numbers, which they were responsible for. The advertising expenses are fairly consistent although such expenses are not a fixed type of expense. The level of business generated by the existing advertising program is generating enough business to keep the brokers supplied with adequate leads to increase their productivity. The director fees and bonuses are based solely on the decisions of the Board, which is comprised of the two owners of all of MFL's outstanding stock. Legal and accounting fees have increased due to the contemplated acquisition by MDC, which required additional legal consultation and audits of MFL's books.

     Interest expense - non-related is incurred though a mortgage on the feedlot facilities, which is held by an insurance company. This expense will decline as the balance of the mortgage declines. Interest expense - related parties- is incurred by a note payable to MDC and for financing MFL has received from other related parties for real estate in Keystone, Colorado, a mortgage on a residence that MFL owns and rents to MDC which along with several notes for various equipment and vehicle purchases which have been made through a financing company controlled by a related party. This expense will also decline as the balance of the various notes decline. A summary of the interest expenses is as follows:

Interest Expense                                                      Increase
----------------                                                      --------
Nine Months Ended May 31,            1999             1998           (Decrease)
--------------------------------------------------------------------------------
Non-related                        $ 23,692          $ 26,051         $ (2,359)
Related parties                    $ 41,312          $ 50,763         $ (9,451)


     Income taxes are directly related to the net earnings before income taxes and certain assumptions that are made with the estimation and prevailing income tax regulations. A summary of the before tax earnings and income taxes is as follows:

Earnings and Income Taxes
-------------------------
Nine Months Ended May 31               1999            1998           Increase
--------------------------------------------------------------------------------
Earnings (Loss) Before Taxes         $109,539        $(24,221)       $ 133,760
Income tax expense (Benefit)         $ 21,209        $(15,286)       $  36,495


Liquidity and Capital Resources
-------------------------------

     For the nine months ended May 31, 1999 operating activities provided $304,359, compared to $211,718 for the same period the prior year, a decrease of $92,641. Of the amount provided by operations, for the nine months ended May 31, 1999, $166,946 was provided by advances from MDC, a related party, compared to $71,055 for the same period the previous year. This means that actual operations provided $137,413 and $140,663 for the nine months ended May 31, 1999 and 1998, respectively, for use in financing and investing activities.

     For the nine months ended May 31, 1999 investing activities required $209,152, compared to providing funds of $127,925 during the same period the previous year, a decrease in funds provided of $337,077. MFL made net advances to officers/directors in the amount of $187,250 for the period ended May 31, 1999, compared to receiving net payments received from the officers of $152,273 during the same period the previous year, a net increase in funds utilized of $339,523. These advances are made to enable the officers/directors to purchase cattle that will be fed in MDC's commercial feedlot.

     For the nine months ended May 31, 1999 financing activities required $87,987 compared to $328,371 during the same period the prior year, a decrease of $240,384. None of the related party payments were made to MDC for the nine months ended May 31, 1999, compared to $250,000 paid to MDC during the same period the prior year.

     MFL's working capital (current assets minus current liabilities) was a negative $33,806 for the nine months ended May 31, 1999 compared to negative working capital of $66,644 at August 31, 1998, a decrease in the deficit of $32,838. This meant that the Company could not pay current liabilities with current assets. Included in current liabilities are payables to MDC and its affiliates, which are related parties totaling $370,083 and $203,137 for May 31, 1999 and August 31, 1998 respectively. Without this related party payable, MFL would have positive working capital of $336,277 and $134,493 at May 31, 1999 and August 31, 1998 respectively This notation is made solely to make the reader aware of the working capital position of MFL should the proposed merger of MFL and MDC, as noted below, be consummated.

     The major current asset is notes receivable from officers/directors, which had a balance of $475,094 at May 31, 1999 and $287,844 at August 31, 1998. These advances have been made to the officers/directors over a period of time primarily to finance their cattle feeding programs at MDC's commercial feedlot. The balance fluctuates month to month as cattle are sold and indebtedness is repaid and additional funds are advanced for additional purchases.

     Other than routine notes payable for equipment and vehicles purchased and rented or leased to MDC, a mortgage on the feedlot facility, which had a balance of $284,763 and $311,219 at May 31, 1999 and August 31, 1998 respectively, and a mortgage on a residence that MFL owns and rents to MDC, which had balances of $75,094 and $79,216 at May 31, 1999 and August 31, 1998 respectively. MFL's largest single creditor is MDC. MFL has a longstanding agreement with MDC under which MDC provides cash flow as needed by MFL for normal operations. Since MDC leases and operates MFL's feedlot facilities and has a lease financing statement filed with the State of Colorado, it has been difficult for MFL to obtain any financing for its operations. This is further evidenced by the fact that MDC is a co-signer of MFL's mortgage on the feedlot facilities and MFL is a guarantor on MDC's operating lines of credit.

     MFL had no material commitments for capital expenditures at May 31, 1999.

     Management   believes  it  has  adequate  financial  resources  to  conduct operations at present and reasonably anticipated levels.

Year 2000 Compliance
--------------------

     MFL is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Year 2000 problem is pervasive and complex as virtually every company's computer operations will be affected in some way. MFL's computer programs which process financial transactions, were designed and developed without consideration of the impact of the upcoming change in century and are currently being upgraded to reduce or eliminate any serious impact on its reporting capabilities. MFL's computer programs which process operational transactions, specifically its commodities trading operations, may have been designed and developed with consideration of the impact of the upcoming change in century, but MFL is, never-the-less, analyzing their capabilities to reduce or eliminate any serious impact on their operational capabilities. MFL's ongoing analysis of it's operational computer programs and operations is not complete, so MFL has not reached any conclusion concerning the impact of "Year 2000" problems on its expenses, business or operations.

     It is possible that "Year 2000" problems incurred by the customers or suppliers of MFL could have a negative impact on future operations and financial performance of MFL, although MFL has not been able to specifically identify any such problems among its suppliers. Since MFL is and will be dependent upon only two suppliers for some of its equipment, market information and futures trading capabilities, it is in the process of contacting these primary suppliers to determine if they are developing plans to address processing transactions which may impact MFL in the year 2000. MFL has received statements for its two suppliers (DTN Corp and FutureSource) stating that they are addressing the Year 2000 problem and expect to have revisions in place prior to year end. However, there can be no assurance that Year 2000 problems will not occur with respect to MFL's computer systems. Furthermore, the Year 2000 problem may impact other entities with which MFL transacts business and MFL cannot predict the effect on its business or operations. MFL is developing a contingency plan to operate in the event that any non-compliant customer or supplier systems have a material impact on MFL if not remedied by January 1, 2000. Due to the specialized nature of some of MFL's computer programs and equipment, all potential problems and their contingencies may not be identified in a manner timely enough to take preventative and/or corrective actions. Therefore, MFL concedes that it is possible the Year 2000 issue could have a potentially material adverse effect on its business, financial condition and results of operation.


                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements give effect to the acquisition by the Company of all of the outstanding shares of MFL stock pursuant to the Exchange Agreement and Plan of Exchange and are based on the estimates and assumptions set forth herein and in the notes to such statements. This pro forma information has been prepared utilizing the historical consolidated financial statements. The pro forma financial data is provided for comparative purposes only and does not purport to be indicative of the results which actually would have been obtained if the exchange had been effected on the date indicated or of those results which may be obtained in the future.

         The pro forma financial information treats the proposed exchange as a reorganization of entities under common control. As such, the acquisition of MFL shares by the Company is accounted for in a manner similar to a pooling of interests. Pro forma adjustments are described in the accompanying Note to Unaudited Pro Forma Combined Financial Statements. The unaudited pro forma combined income statements assume that the acquisition of MFL had occurred on September 1, 1997 (combining the results for the year ended August 31, 1998 for the Company and MFL) and the nine months ended May 31, 1999 for the Company and MFL.


MILLER DIVERSIFIED CORPORATION AND SUBSIDIARY
AND MILLER FEED LOTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET


                                                 Historical                           Pro Forma
                                                 --------------------------   ----------------------------
                                                 Miller        Miller
                                                 Diversified   Feed
                                                 Corporation   Lots, Inc.
May 31, 1999                                     Consolidated  Consolidated   Adjustments         Combined
----------------------------------------------------------------------------------------------------------
ASSETS
------
Current Assets:
  Cash                                           $    57,175   $    28,918   $     --             $    86,093
  Trade accounts receivable                        1,080,979        72,716         --               1,153,695
  Notes receivable-customer financing                440,461          --           --                 440,461
  Receivable from officers/directors                    --         475,094         --                 475,094
  Accounts receivable - related parties              370,143          --       (370,143) (c4)           --
  Income tax refunds receivable                         --          24,313         --                  24,313
  Inventories                                      1,383,927          --           --               1,383,927
  Prepaid expenses                                    17,771          --           --                  17,771
-------------------------------------------------------------------------------------------------------------
         Total Current Assets                      3,350,456       601,041     (370,143)            3,581,354

Property and Equipment:
  Land                                                  --          56,924         --                  56,924
  Buildings and improvements                            --         892,799      103,510 (d)           996,309
  Feedlot facilities under capital lease           1,497,840          --     (1,497,840) (c1)           --
  Equipment                                          100,336       854,289       27,533  (d)        1,177,580
                                                                                195,422  (e)
Equipment under capital leases - related party        30,649          --        (30,649) (c2)
Leasehold improvements                               131,043          --       (131,043) (d)            --
                                                   ----------------------------------------------------------
                                                   1,759,868     1,804,012    (1,333,067)           2,230,813
Less: Accumulated depreciation and
    amortization                                     645,505     1,280,314      (499,283)(c1)       1,597,437
                                                                                 (24,521)(c2)
                                                                                 195,422 (e)
                                                   ----------------------------------------------------------
    Total Property and Equipment                   1,114,363       523,698    (1,004,685)             633,376

Other Assets:
Net investment in sales type leases                     --           7,819        (7,819)(c2)           --
Securities available for sale                         10,775                         --                10,775
Other investments                                    376,435        78,500           --               454,935
Notes receivable - related party                     300,000          --        (300,000)(c4)           --
Deferred income taxes                                233,142        51,000           --               284,142
Deposits and other                                    16,500        27,889       (15,889)(c3)          28,500
-------------------------------------------------------------------------------------------------------------
    Total Other Assets                               936,852       165,208      (323,708)             778,352

TOTAL ASSETS                                     $ 5,401,671   $ 1,289,947   $(1,698,536)        $  4,993,082


                                                        20

MILLER DIVERSIFIED CORPORATION AND SUBSIDIARY
AND MILLER FEED LOTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET -

                                                                     Historical                        Pro Forma
                                                              ---------------------------   -----------------------------
                                                              Miller         Miller
                                                              Diversified    Feed
                                                              Corporation    Lots, Inc.
May 31, 1999                                                  Consolidated   Consolidated   Adjustments         Combined
-------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Current Liabilities:  Bank overdraft                          $    40,089    $      --      $      --         $    40,089
Notes payable                                                   1,725,476           --             --           1,725,476
Note payable - officer/director                                      --           13,000           --              13,000
Trade accounts payable                                            391,720         71,195           (60)(4)        462,855
Accounts payable - related parties                                   --          370,083      (370,083)(c4)         --
Accrued expenses                                                   54,935          3,688           --              58,623
Income taxes payable                                               75,356           --             --              75,356
Customer advance feed contracts                                   148,482           --             --             148,482
Current portion: Long-term debt                                      --           38,070           --              38,070
Long-term debt - related parties                                     --          138,811           --             138,811
Capital lease obligations - related party                          27,075           --         (20,153)(c1)         --
                                                                                                (6,922)(c2)
-------------------------------------------------------------------------------------------------------------------------
      Total Current Liabilities                                 2,463,133        634,847      (397,218)         2,700,762

Long-term Debt                                                       --          246,694           --             246,694
Long-term Debt - related parties                                     --          516,965      (300,000)(c4)       216,965
Capital Lease Obligations - related party                         964,411           --        (963,514)(c1)         --
                                                                                                  (897)(c2)
-------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                                             3,427,544      1,398,506    (1,661,629)         3,164,421

Commitments                                                          --             --             --                --
------------
STOCKHOLDERS' EQUITY
--------------------
Preferred Stock                                                      --             --             --                --
Common Stock                                                          636        101,600           700 (a)          1,336
                                                                                              (101,600)(b)
Additional Paid-In Capital                                      1,351,693         11,860      (197,589)(a)      1,154,104
                                                                                               (11,860)(b)
Unrealized Loss - Securities Available
  for Sale                                                         (9,325)          --             --              (9,325)
Retained Earnings (Deficit)                                       631,123       (222,019)      310,349 (b)        682,546
                                                                                               (14,890)(c1)
                                                                                                (6,128)(c2)
                                                                                               (15,889)(c3)
-------------------------------------------------------------------------------------------------------------------------

    Total Stockholders' Equity                                  1,974,127       (108,559)      (36,907)         1,828,661

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                                        $ 5,401,671    $ 1,289,947   $(1,698,536)       $ 4,993,082
-------------------------------------------------------------------------------------------------------------------------
See Accompanying Note to Unaudited
Pro Forma Combined Financial Statements

                                                                 21



MILLER DIVERSIFIED CORPORATION AND SUBSIDIARY
AND MILLER FEED LOTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                                                     Historical                         Pro Forma
                                              ------------------------------    ----------------------------
                                              Miller            Miller
                                              Diversified       Feed
                                              Corporation       Lots, Inc.
Nine Months Ended May 31, 1999                Consolidated      Consolidated    Adjustments        Combined
------------------------------------------------------------------------------------------------------------
Revenue:  Feed and related sales              $ 5,070,556       $      --       $      --         $5,070,556
Fed cattle sales                                1,577,505              --              --          1,577,505
Feedlot services                                1,111,521              --              --          1,111,521
Freight services income                              --             259,892            --            259,892
Rent and lease income                                --             197,352         (98,543)(c1)        --
                                                                                       (883)(c2)
                                                                                    (91,176)(c5)
                                                                                     (6,750)(c6)
Commodity sales commissions                          --             328,283            --            328,283
Speculative trading gains                            --               3,444            --              3,444
Interest income                                    38,902               340            --             39,442
Interest income - related party                    13,500              --           (13,500)(c4)        --
Other                                              53,316            16,179          (1,350)(c6)      68,145
------------------------------------------------------------------------------------------------------------
Total Revenue                                   7,865,300           805,690        (212,202)       8,458,788
------------------------------------------------------------------------------------------------------------

Costs and Expenses:
Cost of:
  Feed and related sales                        4,366,623              --              --          4,366,623
  Fed cattle sold                               1,498,874              --              --          1,498,874
  Feedlot services                              1,097,403              --           (46,729)(c1)     949,682
                                                                                     (3,066)(c2)
                                                                                    (91,176)(c5)
                                                                                     (6,750)(c6)
  Freight services                                   --             186,411            --            186,411
  Rent and lease income                              --              44,888            --             44,888
  Commodity sales commissions                        --             166,801            --            166,801
Selling, general, and administrative              574,548           233,047            (889)(c3)     805,356
                                                                                     (1,350)(c6)
Interest                                           37,188            23,692            --             60,880
Interest - related parties                           --              41,312         (13,500)(c4)      27,812
Interest on capital leases - related party         82,727              --           (81,844)(c1)        --
                                                                                       (883)(c2)
------------------------------------------------------------------------------------------------------------
    Total Costs and Expenses                    7,657,363           696,151        (246,187)       8,107,327

Earnings Before Taxes                             207,937           109,539          33,985 (f)      351,461
Income Tax Expense                                 75,356            21,209            --   (g)       96,565
------------------------------------------------------------------------------------------------------------
NET EARNINGS                                  $   132,581       $    88,330     $    33,985       $  254,896

See Accompanying Note to Unaudited Pro Forma Combined Financial Statement.

                                                            22

NOTE TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following note is included to assist the reader in understanding theadjustment needed to illustrate the business combination of the Company and MFL.

(a) To record issuance of 7,000,000 of the Company's Common Stock to acquire all outstanding shares of MFL.

To eliminate MFL stockholders' equity balances.

(c) To eliminate intercompany transactions as identified below:

     (c1) Feedlot facilities under capital lease between MDC and MFL;
     (c2) Equipment under capital lease between MDC and MFL;
     (c3) MFL goodwill on acquisition of LCCS and MTC from MDC;
     (c4) Accounts and notes receivable on MDC with accounts and notes payable on MFL;
     (c5) Equipment rentals between MDC and MFL;
     (c6) Accounting fees and equipment rentals between MDC and MFL.

(d)  Reclass leasehold improvements to equipment and facilities

(e) Reinstate value of fully depreciated assets originally leased from MFL, but not purchased by MDC

(f) Included in the eliminations of the Unaudited Pro-Forma Combined Income Statements of May 31, 1999 are the following amounts:

Eliminated MDC expenses:
------------------------

Interest expense on facilities lease             $ 81,844
Straight line amortization of lease asset        $ 44,937
Additional facilities over minimum               $  1,792
          TOTAL EXPENSES ELIMINATED                            $128,573
Eliminated MFL income
Facilities lease income                                        $(98,543)
                                                               --------
Increase in income due to different
     methods of accounting for lease                           $ 30,030

Interest expense on equipment leases             $    883
Straight line amortization of leased assets         3,066
          TOTAL EXPENSES ELIMINATED                            $  3,949

Eliminated MFL income:
Equipment lease income                                         $   (883)
                                                               --------
Increase in income due to different
     methods of accounting for lease                           $  3,066

Eliminated MFL expense:
Amortization of goodwill                                       $    889


Total Increase in income shown on Pro Forma 05/31/99                    $33,985
                                                                        -------
(g) No income tax adjustment has been made

                   THE EXCHANGE AGREEMENT AND PLAN OF EXCHANGE

     The following description of all of the material terms of the Exchange Agreement and Plan of Exchange, as amended, is qualified in its entirety by reference to the full text of these documents, copies of which are attached as Annex I and Annex II, respectively, to this Proxy Statement and constitute a part hereof.

     Upon consummation of the Exchange, 6,889.76 shares of the Company's common stock will be issued in exchange for each share of MFL common stock currently outstanding. In the aggregate, 7,000,000 shares of the Company's common stock will be issued in exchange for the 1,016 shares of MFL common stock issued and outstanding. The exchange ratio of the common stock was based upon several factors, including the net asset value of MFL, its value as a going concern, the fair market value of MFL assets as determined by appraisal and the market price of the Company's common stock. The Boards of Directors of the Company and MFL mutually determined the exchange ratio, although both boards, for the most part, are made up of the same individuals. See "Conflicts of Interest."

     Until surrendered, all certificates representing ownership of MFL common stock will be deemed to be exchanged and the holders thereof will be entitled only to the shares of the Company common stock for which they have been exchanged. Mr. James Miller and Mr. Norman Dean are the only two shareholders of MFL. By executing the Exchange Agreement, they specifically agreed to the transaction contemplated therein and will not invoke their dissenter's rights, whether as shareholders of MFL or the Company.

     If adopted by the requisite stockholder's vote of the Company and unless terminated as provided in the Exchange Agreement, the Exchange will become effective when a certificate of exchange is issued by the Secretary of the State of Colorado.

     The Exchange Agreement contains representations of the Company and MFL. These include, among others, representations concerning the financial condition of MFL and the accuracy of its financial statements, representations and warranties with respect to information contained in their Proxy Statement and the corporate power of the Company and MFL to enter into the Exchange Agreement and perform their obligations thereunder.

     The Company and MFL have agreed that prior to consummation of the Exchange, each will continue to conduct their respective businesses in conformity with established industry practice in a diligent manner.

     The Exchange Agreement, as amended, provided that it would terminate automatically if the Effective Time did not occur by April 30, 1999 unless otherwise extended by mutual agreement pending a shareholder vote by the Company's shareholders. This deadline was subsequently extended by mutual agreement to August 31, 1999. The Company may terminate the Exchange Agreement if holders of more than 10% of the Company's issued and outstanding common stock of the Company give notice of their intention to demand payment for their shares. The Company has made no determination as to whether it would terminate the Exchange Agreement if greater than 10% of its shareholders perfect their dissenter' rights. See "Dissenter's Rights." If any condition precedent, as set forth in the Exchange Agreement, to the obligation of either the Company or MFL is not met by August 31, 1999, that party may terminate the Exchange Agreement or waive the condition. The conditions precedent include the requirements that all representations and warranties set forth in the Exchange Agreement shall be true and correct in all material respects as of the Effective Time and that the covenants and actions of each party required to be fulfilled before that date have been fulfilled. There are no federal or state regulatory requirements which must be complied with, nor is any federal or state regulatory approval necessary to consummate the proposed acquisition of MFL as contemplated in the Plan.


Dissenter's Rights
------------------

     Stockholders of the Company's Common Stock have a right to dissent and obtain payment in cash for their shares by complying with the terms of Sections
78.491 to 78.494 of the Nevada General Corporation Law. Such sections are each reprinted in their entirety as Annex III to this Proxy Statement. A person who desires to dissent and who has a beneficial interest in shares of the Company's Common Stock that are held of record in the name of another person, such as a broker or nominee, should act promptly to cause the record holder timely and properly to follow those steps summarized below to perfect whatever right to payment such beneficial owner may have. Alternatively, a beneficial owner of shares of the Company's Common Stock may assert his or her own right to dissent and obtain payment with respect to shares held on his or her behalf by submitting a written consent of the record holder to the Company prior to assertion of such right and by then following the steps summarized below to perfect whatever right to payment such beneficial owner may have.

     The following discussion is not a complete statement of the law relating to the right to dissent and obtain payment and is qualified in its entirety by Annex III. This discussion and Annex III should be reviewed carefully by any stockholder who wishes to exercise the statutory right to dissent and obtain payment for shares since failure to comply with the procedures set forth will result in the loss of such right.

     Pursuant to Sections 78.481 and 78.482 of the Nevada General Corporation Law, holders of the Company's Common Stock may obtain payment for their shares if such holders do not approve the Exchange. The Exchange Agreement provides that it may be terminated by the Company if holders of more than 10% of the Company's Common Stock have acted to perfect such right to obtain payment. In order to perfect the right to obtain payment for shares, a stockholder must satisfy each of the conditions of Sections 78.491 and 78.494 of the Nevada General Corporation Law as summarized below.

     First, prior to the vote on the Plan of Merger, a stockholder who desires to dissent and obtain payment for shares must file with the Company a written notice of intention to demand payment (the "Notice of Intention") if the proposed action is effectuated for the stockholder's shares of the Company's Common Stock. (It is recommended that the Notice of Intention be addressed to Stephen R. Story, Secretary, Miller Diversified Corporation, 23360 Weld County Rd. 35, P.O. Box 937, LaSalle, Colorado 80645.) In addition, such stockholder must not vote in favor of or otherwise consent to adoption of the Plan of Exchange (a failure to vote will satisfy the condition that the stockholder not vote in favor of the adoption of the Plan of Exchange.) Voting in favor of the Plan of Exchange, delivering a signed unmarked proxy or delivering a proxy in favor of the Plan of Exchange will constitute a waiver of the stockholder's right to obtain payment and will nullify any previous Notice of Intention submitted by the stockholder.

     If the proposed Plan of Exchange is approved by the shareholders of the Company at the meeting called for that purpose, the Company shall deliver a written dissenter's notice to all stockholders who sent written notice to the Company of intent to demand payment as above described. The dissenter's notice will be sent within 10 days of the shareholder meeting approving the Plan of Exchange and will state where the demand for payment must be sent and where and when the Company's stock certificates must be deposited. Such notice will also include a form for demanding payment that includes that date of the first announcement to the news media or to the stockholders of the Company of the terms of the Plan of Exchange and requiring that the shareholder asserting dissenter's rights certify whether or not he or she acquired beneficial ownership of the Company's shares prior to such date. Finally, the dissenter's notice shall set a date by which the Company must receive the demand for payment, which shall be not less than 30 or more than 60 days after the date the notice is delivered.

     A stockholder who receives a dissenter's notice must (1) demand payment of the Company; (2) certify whether he or she acquired beneficial ownership of the Company's shares before the date required to be set forth in the dissenter's notice for this certification; and (3) deposit his or her stock certificate in accordance with the terms of the notice. The dissenting stockholder who demands payment and deposits his or her certificate retains all other rights as a shareholder of the Company until the rights are canceled or modified by the Plan of Exchange. Stockholders who do not comply with the above stated requirements are not entitled to payment for their shares.

     Within 30 days after the Demand for Payment or upon the Effective Time of the Exchange, whichever is later, the Company shall pay to the dissenting stockholder the Fair Cash Value of his or her shares as of the day before the stockholder vote on the Exchange exclusive of any element of value arising from the expectation or accomplishment of the Exchange. The term "Fair Cash Value" means the intrinsic value of the dissenting stockholder's interest determined from the assets and liabilities of the Company considered in the light of every factor bearing on value.

     If there is a dispute between the Company and the dissenting shareholder as to the Fair Cash Value of the dissenting shareholder's stock, Nevada statutes provide that the Company shall commence a judicial proceeding within 60 days after receiving the demand from the dissenting shareholder to petition the Court to determine the fair value of the shares and accrued interest. Failure of the Company to commence such a proceeding within 60 days shall result in the Company paying the amount demanded. In such event the dissenting shareholder shall be deemed to be a judgment creditor to the Company for the amount demanded. See Annex III.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with MFL
---------------------

     The Company is affiliated  through partial common ownership with MFL. James
E. Miller, a Director and President of the Company, and Norman M. Dean, a Director and Chairman of the Board of Directors of the Company, together beneficially own 33.1% of the Company's stock. Together, Mr. Dean and Mr. Miller own all of the outstanding stock of MFL. The Company leases its feedlot facilities and most of its equipment, rents some equipment on a month to month basis and purchases some of its transportation services from MFL. Mr. Miller manages the operations of MFL as well as the feedlot operations of the Company.

     On February 1, 1991, the Company executed a 25-year capital lease of its facilities (see Part I, Item 2, Properties) from MFL. As they negotiated for a long-term lease, the Company's Board of Directors undertook considerable analyses and comparisons to insure the lease was consistent with the Company's objectives and that the terms were fair and reasonable. The lease was unanimously approved by the Board of Directors, including all disinterested directors. From February 1, 1987 through January 31, 1991, the Company leased the feedlot facilities from MFL under a short-term operating lease, and amendments and extensions thereof. The monthly rent under the short-term operating leases was the same as it was under the long-term lease, and the Company was responsible for the same property expenses as under the new long-term lease. Effective August 1, 1992, the Company amended its lease with MFL to lease only one of the two feedlots initially leased. The feedlot being leased after the amendment has a capacity of 20,000 head of cattle. The Company has continued to lease one feedlot under the 25-year lease term at the same rent of 2 1/3(cent) per head per day, but with a minimum of $10,750 and maximum of $13,300 per month. The Company has an option to purchase the feedlot it leases for $1,300,000.

     The above-described transactions were entered into on terms the Company believes were at least as favorable as would have been available from unaffiliated third parties.

     On May 31, 1993 the Company loaned $250,000 to MFL pursuant to a note that matured May 31, 1998 and was paid in full on that date. On May 31, 1997 the Company loaned an additional $300,000 to MFL pursuant to a note that matures May 31, 2002. The note is unsecured and bears interest at 6% per annum, payable monthly. MFL used the proceeds from the loan to acquire additional feeder cattle to place in the Company's feedlot. The note is subordinated to MFL's mortgagor.

                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     The table set forth below shows, as of the Record Date, the shares of Common Stock beneficially owned by each director of the Company, by all directors and officers of the Company as a group, and by each person who was known to the Company to own beneficially more than five percent of the Common Stock.

                                     Amount and Nature              Percent
Name of Beneficial Owner          of Beneficial Ownership          of Class(1)
------------------------          -----------------------          -----------

James E. Miller                          994,706(2)                  15.6%
23402 Weld County Road 35
LaSalle, CO 80645

Norman M. Dean                         1,109,786(3)                  17.4%
1858 26th Avenue
Greeley, CO 80631

Alan D. Gorden                            50,000(4)                    .8%
4570 Old Ranch Road
Colorado Springs, CO 80908

Stephen R. Story                           1,810                     0.03%
2322 45th Avenue
Greeley, CO 80634

All Directors and Executive
Officers as a Group (4 persons)        2,156,302                     33.8%



(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)  Includes 45,906 shares owned by Mr. Miller's wife.

(3)  Includes 45,905 shares owned by Mr. Dean's wife.

(4) Includes 100,000 shares owned by Gorden Properties LLC. Mr. Gorden is the general partner and owns 50% of the ownership interest of Gorden Properties LLC. Mr. Gorden may be deemed to have indirect voting and investment power of 50 % of the shares of common stock owned by Gorden Properties LLC.

                     MARKET INFORMATION AND RELATED MATTERS

     The Company's Common Stock is listed on the OTC Electronic Bulletin Board under the symbol MILR. The following table sets forth the high and low bid prices for the Common Stock as reported by the National Quotation Bureau, LLC for the quarters indicated.

                                                    High              Low
                                                    ----              ---


1997
         First Quarter.....................          .1875             .09
         Second Quarter....................          .20               .13
         Third Quarter.....................          .15               .12
         Fourth Quarter....................          .12               .11

1998
         First Quarter.....................          .12               .09
         Second Quarter....................          .10               .10
         Third Quarter.....................          .11               .10
         Fourth Quarter....................          .09               .075

1999

         First Quarter......................         .09               .07
         Second Quarter ....................         .09               .09
         Third Quarter .....................         .09               .09

     On the Record Date, there were approximately 1475 record owners of Common Stock. The reported high bid, low bid and last sales price of the Common Stock on July 2, 1998, the day prior to the public announcement of the proposed Transaction, was .11 per share. The reported closing sale price on August __, 1999, three business days prior to the first mailing of this Proxy Statement, was per share.

     The Company has not paid any dividends on its Common Stock since organization, and it is not contemplated that it will pay any dividends on the Common Stock in the foreseeable future. No leasing, financing, or similar arrangements to which the Company is a party preclude or limit in any manner the payment of any dividend.

     MFL is a privately held company and its shares are not publicly traded.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company for the three year period ended August 31, 1998. There were no other executive officers of the Company whose salary and bonuses for the year ended August 31, 1998 exceeded $100,000.

                                                SUMMARY COMPENSATION TABLE

                                 Annual Compensation                     Long-Term Compensation
                                 -------------------                     ----------------------
                                                                      Awards                Payouts
                                                                      ------                -------
       (a)             (b)        (c)         (d)       (e)       (f)       (g)        (h)           (i)
                                                        Other                          All
                                                     Restricted                       Other
Name and            Year Ended               Annual    Compen-   Stock    Options/    LTIP         Compen-
Principal Position  August 31   Salary($)   Bonus($)  sation($) Awards($) SARs(#)   Payouts($)     sation($)
------------------  ---------   ---------   --------  --------- --------- --------  ----------     ----------
James E. Miller        1998      $72,000    $    -     $   -      $  -    $    -      $   -          $  -
Chief Executive        1997       72,000         -         -         -    (300,000)       -             -
 Officer               1996       72,000     10,000        -         -    (300,000)       -             -


     In January 1997, the Board of Directors rescinded the following options, which had been granted in the year ended August 31, 1996:

     James E. Miller            300,000 shares of common stock at .0605/share
     Norman M. Dean             300,000 shares of common stock at .0605/share
     Alan D. Gorden             100,000 shares of common stock at .0605/share

     The Board rescinded the options when it was discovered that the stock option plan under which they had been granted had expired.

--------------------------------------------------------------------------------
                OPTIONS/SAR GRANTS IN YEAR ENDED AUGUST 31, 1998
--------------------------------------------------------------------------------
    (a)                  (b)              (c)              (d)         (e)
                                       % of Total
                                      Options/SARs
Name and                               Granted to      Exercise or
Principal             Options/SARs    Employees in     Base Price    Expiration
Position              Granted (#)     Fiscal Year      ($/Share)        Date
--------              -----------     -----------      ---------        ----
James E. Miller           -0-             .0%            .0000
President

Norman M. Dean            -0-             .0%            .0000
Chairman of the Board

Alan D. Gorden            -0-             .0%            .0000

         AGGREGATED OPTION/SAR EXERCISES IN YEAR ENDED AUGUST 31, 1998
                   AND OPTION/SAR VALUE AS OF AUGUST 31, 1998

   (a)                  (b)           (c)            (d)                 (e)
                                                                    Value of
                                                  Number of        Unexercised
                                                 Unexercised       In-the-Money
                                                 Options/SARs      Options/SARs
                                                 at FY-End (#)     at FY-End ($)
                    Acquired on       Value       Exercisable/     Exercisable/
 Name               Exercise (#)     Realized    Unexercisable     Unexercisable
--------------------------------------------------------------     -------------
James E. Miller         0              $0            0/0               $0/$0
Norman M. Dean          0              $0            0/0               $0/$0
Alan D. Gorden          0              $0            0/0               $0/$0


Compensation of Directors
-------------------------

     The Directors of the Company are entitled to receive fees of $500 per quarter for meeting attended, and reimbursement for travel expenses. During the fiscal year ended August 31, 1998, each Director received a total of $1,500 in director fees. These fees may be increased or decreased from time-to-time by a majority vote of the Board of Directors. Norman M. Dean is a part-time employee of the Company at a salary of $3,000 per month.

Termination of Employment and Change of Control Arrangement
-----------------------------------------------------------

     The Company has no compensation plan or arrangement with any of its current or former Officers or Directors which results or will result from the resignation, retirement, or any other termination of such individual of employment with the Company.


                                    AUDITORS

     It is anticipated that a representative of the Company's independent accountant. Anderson & Whitney, P.C., will be present at the Meeting to answer questions and make a statement if such representative so desires.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     This Proxy Statement incorporates by reference the financial statements, supplemental financial information and management's discussion and analysis of the financial condition and results of operations regarding the Company included in the Company's Annual Report on Form 10-KSB for the year ended August 31, 1998, its Quarterly Reports on Form 10-QSB for the quarters ended November 30, 1998, February 28, 1999 and May 31, 1999, and its Form 8-K filed February 3, 1999. Copies of the Company's Annual Report of Form 10-KSB for the year ended August 31, 1998 as well as the Form 10-QSB for the quarter ended May 31, 1999 are enclosed.

     The statements contained in a document incorporated by reference in this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any other subsequently filed document which is also incorporated by reference in this Proxy Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or verbal request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in the Proxy Statement (not including the exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Proxy Statement incorporates). Written requests should be addressed to:

                               Corporate Secretary
                         Miller Diversified Corporation
                            23360 Weld County Road 35
                                  P.O. Box 937
                             LaSalle, Colorado 80645


                                  OTHER MATTERS

     The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.


                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1999 annual meeting of stockholders must be received by the Company on or before September 15, 1999, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. Proposals should be sent to Stephen R. Story, Corporate Secretary, Miller Diversified Corporation, 23360 Weld County Road 35, P.O. Box 937, LaSalle, Colorado 80645.

MILLER FEED LOTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
                                                                       RESTATED
                                                           May 31,    August 31,
                                                            1999         1998
                                                        ------------------------
ASSETS
------
Current Assets:
 Cash                                                   $   28,918    $   21,696
 Trade accounts receivable                                  72,716        65,853
 Receivable from officers/directors                        475,094       287,844
 Income tax refunds receivable                              24,313          --
--------------------------------------------------------------------------------

       Total Current Assets                                601,041       375,393

Property and equipment:
 Land                                                       56,924        56,924
 Buildings and improvements                                892,799       888,880
 Equipment                                                 854,289       727,728
                                                         ---------     ---------
                                                         1,804,012     1,673,532

Less:  Accumulated depreciation and amortization         1,280,314     1,206,533
--------------------------------------------------------------------------------

    Total Property and Equipment                           523,698       466,999
--------------------------------------------------------------------------------
Other Assets:
 Net investment in sales type leases                         7,819        12,953
 Other investments                                          78,500        78,500
 Deferred income taxes                                      51,000        51,000
 Deposits and other                                         27,889        28,778
--------------------------------------------------------------------------------

    Total Other Assets                                     165,208       171,231
--------------------------------------------------------------------------------

TOTAL ASSETS                                             1,289,947     1,013,624
================================================================================


Continued on next page

MILLER FEED LOTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS                                           RESTATED
                                                     May 31,         August 31,
                                                      1999              1998
                                                   ----------------------------
LIABILITIES
-----------
Current Liabilities:
 Note payable - officer/director                   $    13,000      $    13,000
 Trade accounts payable                                 71,195           59,846
 Accounts payable - related parties                    370,083          203,137
 Accrued expenses                                        3,688            5,328
 Income taxes payable                                     --                676
 Current portion:
    Long-term debt                                      38,070           33,770
    Long-term debt - related parties                   138,811          126,280
-------------------------------------------------------------------------------

         Total Current Liabilities                     634,847          442,037
-------------------------------------------------------------------------------

 Long-term Debt                                        246,694          277,274

 Long-term Debt - related parties                      516,965          491,202
 ------------------------------------------------------------------------------

 Total Liabilities                                   1,398,506        1,296,766
-------------------------------------------------------------------------------

 Commitments
 ------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
--------------------

Common Stock, par value $100 per share;
   2,500 shares  authorized;
   1,016 shares issued and outstanding                 101,600          101,600
Additional Paid-In Capital                              11,860           11,860
Retained Earnings (Deficit)                           (222,019)        (310,349)
-------------------------------------------------------------------------------
  Total Stockholders Equity Deficit                   (108,559)        (196,889)
  -----------------------------------------------------------------------------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                            $ 1,289,947      $ 1,013,624
===============================================================================


See Accompanying Notes to Unaudited Consolidated Financial Statements.

MILLER FEED LOTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
                                                       Nine Months Ended May 31,
                                                         1999            1998
                                                       ------------------------
Revenue
  Freight services income                              $ 259,892      $ 247,255
  Rent and lease income                                  197,352        188,309
  Commodity sales commissions                            328,283        351,943
  Speculative trading gains (losses)                       3,444        (44,080)
  Interest income                                            540            847
  Other                                                   16,179           --
  -----------------------------------------------------------------------------
       Total Revenue                                     805,690        744,274

Costs and Expenses:
  Cost of:
    Freight services                                     186,411        176,442
    Rent and lease income                                 44,888         62,012
    Commodity sales commissions                          166,801        158,537
    Selling, general, and administrative                 233,047        294,690
    Interest                                              23,692         26,051
    Interest - related parties                            41,312         50,763
    ---------------------------------------------------------------------------
           Total Costs and Expenses                      696,151        768,495

Earnings (Loss) Before Taxes                             109,539        (24,221)

Income Tax Expense (Benefit)                              21,209        (15,286)
-------------------------------------------------------------------------------

NET EARNINGS (LOSS)                                    $  88,330       $ (8,935)
===============================================================================
Net Earnings (Loss) per Common Share                   $   86.94       $  (8.79)
===============================================================================
Weighted Average Number of
 Common Shares Outstanding                                 1,016          1,016
================================================================================


See Accompanying Notes to Unaudited Consolidated Financial Statements.

MILLER FEED LOTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      Three Months Ended May 31,
                                                          1999          1998
                                                      --------------------------
Revenue:
  Freight services income                                103,957         81,736
  Rent and lease income                                   66,952         58,895
  Commodity sales commissions                             84,399         96,706
  Speculative trading gains (losses)                         207            (11)
  Interest income                                            243            239
  Other                                                      857          4,192
--------------------------------------------------------------------------------
     Total Revenue                                       256,615        241,757

Costs and Expenses:
  Cost of:
    Freight services                                      73,079         48,708
    Rent and lease income                                 14,039          8,134
    Commodity sales commissions                           33,604         41,223
  Selling, general, and administrative                    86,156        132,489
  Interest                                                 3,732          8,224
  Interest - related parties                              14,104         14,550
  -----------------------------------------------------------------------------
     Total Costs and Expenses                            224,714        253,238

Earnings Before Taxes                                     31,901        (11,481)
Income Tax Expense (Benefit)                              13,706        (13,476)
--------------------------------------------------------------------------------

NET EARNINGS                                           $  18,195      $   1,995
================================================================================
Net Earnings (Loss) per Common Share                   $   57.48      $    1.96
================================================================================
Weighted Average Number of
 Common Shares Outstanding                                 1,016          1,016
================================================================================


See Accompanying Notes to Unaudited Consolidated Financial Statements.




MILLER FEED LOTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                         Nine Months Ended May 31,
                                                             1999         1998
                                                         -------------------------

Cash Flows from Operating Activities:
   Cash received from customers                            $ 962,329    $ 872,235
   Cash paid to suppliers and employees                     (546,768)    (582,439)
   Interest paid                                             (65,004)     (76,814)
   Income paid received                                      (46,198)      (1,264)
   ------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities             304,359      211,718
       ==========================================================================

Cash Flows from Investing Activities:
   (Increase) decrease in receivables
     from officers/directors                                (187,250)     152,273
   Acquisition of property and equipment                     (30,480)     (17,560)
   Payments received on sales type leases                      5,134       13,343
   Revenues (losses) from other investments                    3,444      (20,131)
   ------------------------------------------------------------------------------
        Net Cash Provided (Used) by Investing Activities    (209,152)     127,925
        =========================================================================

Cash Flows from Financing Activities:
   Payments on:
      Long-term debt                                         (15,520)      (8,073)
      Long-term debt - related parties                       (72,467)    (320,298)
      ---------------------------------------------------------------------------
      Net Cash Used by Financing Activities                  (87,987)    (328,371)
      ===========================================================================
Net Increase in Cash                                           7,222       11,272
Cash, beginning of year end                                   21,696       18,219

Cash, end of period                                           28,918       29,491
=================================================================================

Reconciliation of Net Earnings (Loss) to Net Cash
    Provided  (Used) by Operating Activities:
    Net earnings (loss)                                    $  88,330    $  (8,935)
    Adjustments:
       (Revenues) losses from other investments               (3,444)      20,131
        Depreciation and amortization                         74,670       89,166
    (Increase) decrease in:
       Trade accounts receivable                              (6,863)      12,826
       Income tax refunds receivable                         (24,313)     (16,550)
       Inventories                                              --         40,892
       Other investments                                        --         23,949
       Deposits, and other                                      --        (10,639)
    Increase (decrease) in:
       Accounts payable                                        9,709      (10,177)
       Account payable related parties                       166,946       71,055
       Income taxes payable                                     (676)        --
       --------------------------------------------------------------------------

Net Cash Provided (Used) by Operating Activities           $ 304,359    $ 211,718
================================================================================

Supplemental Disclosure of Noncash Investing and Financing Activities:


See Accompanying Notes to Unaudited Consolidated Financial Statements.



MILLER FEED LOTS, INC. AND SUBSIDIARIE

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The consolidated balance sheets as of May 31, 1999 and August 31, 1998, the consolidated statements of earnings for the three months and nine months ended May 31, 1999 and 1998 and consolidated statements of cash flows for the nine months ended May 31, 1999 and 1998 have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by the rules and regulations of the Securities and Exchange Commission.

The consolidated balance sheets nine months ended May 31, 1999 and 1998 have been restated to include the reversal of an entry made in fiscal 1991 which removed all fully depreciated assets from MFL's general ledger. This entry, though not in accordance with Generally Accepted Accounting Principles, was acceptable for "in-house" financial reporting. MFL is not a public company and was not being audited at the time, thus the error went unnoticed. The effect of the restatement is as follows and applies to all periods reported:

            Buildings and improvements           Increased        $645,744
            Equipment                            Increased         $27,599
            Accumulated depreciation             Increased        $673,343

The restatement does not change net assets, but merely reinstates the historical cost of assets that are still in existence and part of MFL's assets.

In preparation of the above-described financial statements, all adjustments of a normal and recurring nature have been made. MFL believes that the accompanying unaudited financial statements contain all adjustments necessary to present fairly the results of operations and cash flows for the periods presented. Further, management believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the annual financial statements and the notes thereto. The operations for the nine month period ended May 31, 1999 are not necessarily indicative of the results to be expected for the year.